EXHIBIT 23.1

DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 of this Registration Statement of Patina Oil & Gas Corporation on Form S-3 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Patina Oil & Gas Corporation’s method of accounting for asset retirement obligations effective January 1, 2003), appearing in the Annual Report on Form 10-K of Patina Oil & Gas Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 16, 2004